Exhibit 10.9

Kenneth A. Clark
15 Sunswept Drive
New Fairfield, CT 06812	February 19, 2009
Dear Ken,
The Chefs’ Warehouse is pleased to offer you the position of Chief Financial Officer.
In your position of CFO you will report to the Christopher Pappas, Chief Executive Officer. The gross annual salary for this position is $210,000. (This quoted rate is for convenience and is not intended as a guarantee of employment for any fixed period of time). In addition to your base salary, the following will also be part of your Chefs’ Warehouse employment package:
•	You will be entitled to 4 weeks of vacation annually.

•	Eligibility to participate in Chefs’ Warehouse Individual Variable Compensation Plan (Bonus) at a target of 50% of your annual base salary. This plan rewards participants for their success against business and individual goals and objectives (a portion which may be discretionary).

•	Eligibility to participate in Chefs’ Warehouse equity plan.

•	The Chefs’ Warehouse will pay the employee contribution of your Health Insurance Plan.

•	Guarantee twelve months’ severance if terminated not for cause.

For purposes of this agreement, “Cause” shall mean the termination of your employment by the Company due to (i) conviction of, or plea of, nolo contendre with respect to any felony, or any act of fraud, embezzlement or dishonesty against any Company Entity, or any act of moral turpitude or any conduct in which you engage in during employment that tends to bring any Company Entity into substantial public disgrace or disrepute, (ii) the commission of any act or omission involving fraud with respect to any Company Entity or in connection with any relationship between any Company Entity and any customer or supplier, (iii) use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of your duties, (iv) the gross negligence or willful misconduct in the performance of your duties with respect to any Company entity, (v) failure to follow the lawful directives of the President.

Your employment with the Company is at-will. This means that neither you nor the Company has entered into a contract regarding the duration of your employment.
Sincerely,
/s/ Patricia Lecouras
Patricia Lecouras
Executive Vice President, Human Resources

Candidate Acknowledgement [name]:	/s/ Kenneth Clark
Date: 3/6/09

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